Exhibit 21.1

SUBSIDIARIES OF ARKANOVA ENERGY CORPORATION

Arkanova Energy Corporation has one wholly owned subsidiary, Arkanova Acquisition Corp. which is a corporation formed under the laws of Delaware.

The above-referenced subsidiary does business under its own corporate name.